SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

SPECTRASCIENCE, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-13092	41-1448837
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11568-11 Sorrento Valley Road, San Diego, CA 92121
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 847-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Board Member.

On September 20, 2007, the Company elected Tommy Thompson to its Board of Directors. Upon election, Mr. Thompson was granted a ten year option to purchase 400,000 shares of our common stock at $0.75 per share, which was the closing price on the day of grant. One third of the options are immediately exercisable, an additional one third is exercisable after one year and the remaining one third after two years. At the current time, he has not been appointed to any committees.

Before entering the private sector in 2005, Secretary Thompson enjoyed a long and distinguished career in public service. In 1966 he won a seat in Wisconsin’s state Assembly. He became assistant Assembly minority leader in 1973 and Assembly minority leader in 1981. Elected governor of Wisconsin in 1986, he was reelected in 1990, and in 1994 became the first governor in the state’s history to be elected to a third four-year term. In 1998 he was elected to a fourth term, and served in that position until his appointment as Secretary of Health & Human Services in 2001.

As the head of the Department of Health & Human Services, Secretary Thompson served as the nation’s leading advocate for the health and welfare of all Americans. He worked to modernize and add prescription drug coverage to Medicare for the first time in the program’s history. A leading advocate of welfare reform, he also focused on expanding services to seniors, the disabled and low-income Americans.

Secretary Thompson received both his B.S. in 1963 and his J.D. in 1966 from the University of Wisconsin-Madison. He is a member of the District of Columbia and Wisconsin Bars.

Item 9.01 Financial Statements and Exhibits

99.1 Press release dated September 25, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2007	SPECTRASCIENCE, INC.

	By	/s/ James Hitchin
Its Chief Executive Officer